UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
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Penford Corporation
(Name of Registrant as Specified in its Charter)

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Centennial, Colorado

December 21, 2009

Dear Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Penford Corporation to be held on Tuesday, January 26, 2010 at 3:00 p.m. (Mountain Time) at the Inverness Hotel and Conference Center, 200 Inverness Drive West, Englewood, Colorado 80112.

In addition to the items set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, Company management and the Board of Directors will be available to provide an opportunity to discuss matters of interest to you as a shareholder. The 2009 Annual Report to Shareholders is also enclosed with these materials.

Your vote is important. Whether or not you plan to attend, please vote promptly to ensure that your shares are represented.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Penford Corporation.

Very truly yours,

Thomas D. Malkoski
President and Chief Executive Officer

PENFORD CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on January 26, 2010

The Annual Meeting of Shareholders of Penford Corporation (the “Company”) will be held at the Inverness Hotel and Conference Center, 200 Inverness Drive West, Englewood, Colorado 80112, on Tuesday, January 26, 2010, at 3:00 p.m. (Mountain Time), for the following purposes:

1.	To elect three directors.

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending August 31, 2010.

3.	To transact such other business as may properly come before the meeting.

The Board of Directors has no knowledge of any other business to be transacted at the meeting.

A copy of the Company’s Annual Report to Shareholders for the fiscal year ended August 31, 2009, which contains financial statements and other information of interest to shareholders, accompanies this notice and the enclosed proxy.

The record date for the annual meeting is December 4, 2009. Only shareholders of record at the close of business on that date can vote at the meeting.

By Order of the Board of Directors,

Christopher L. Lawlor
Secretary

December 21, 2009

IMPORTANT

     Whether or not you plan to attend the meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. An envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. You may also vote via the Internet, as explained on the enclosed proxy. Responding promptly will save the Company the additional expense of further solicitation. Submitting your vote by proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

PENFORD CORPORATION
7094 South Revere Parkway
Centennial, Colorado 80112

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (sometimes referred to as the “Board”) of Penford Corporation, a Washington corporation (“Penford” or the “Company”), to be voted at the Company’s 2010 Annual Meeting of Shareholders to be held at 3:00 p.m. (Mountain Time) at the Inverness Hotel and Conference Center, 200 Inverness Drive West, Englewood, Colorado 80112, on Tuesday, January 26, 2010.

The items of business scheduled to be voted on at the Annual Meeting of Shareholders are the election of directors and the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending August 31, 2010. This proxy statement includes a more detailed description of each of these proposals. The Company will also consider any other business that properly comes before the Annual Meeting of Shareholders.

Proxies may be submitted by mail or the Internet, or by following the telephone voting procedures described in the proxy and voting instruction card that accompanies this proxy statement. Any shareholder who executes a proxy may revoke their proxy at any time prior to its exercise by delivering a written revocation to the Secretary of the Company, by submission of a proxy with a later date, or by voting in person at the meeting. The right to revoke a proxy is not limited by or subject to compliance with a specified formal procedure, but written notice should be given to the Secretary of the Company at or before the Annual Meeting of Shareholders so that the number of shares represented by proxy can be recomputed.

The candidates for director who are elected will be those receiving the largest number of affirmative (for) votes cast by the shares entitled to vote in the election, up to the number of directors to be elected. Shares held by persons who abstain from voting on the election of directors will not be counted in the election. The proposal to ratify the appointment of the Company’s independent registered public accounting firm will be approved if it receives the affirmative (for) vote of a majority of the total votes cast on the proposal.

Banks and brokers who have not received voting instructions from their clients can vote on their clients’ behalf on the ratification of the appointment of the Company’s independent registered public accounting firm. For more information about the treatment and effect of abstentions and broker non-votes, please refer to the information set forth below under the caption “Voting Tabulation.” Please note that this year the rules that guide how brokers vote their clients’ shares have changed. Brokers may no longer vote a client’s shares on the election of directors in the absence of specific instructions from the shareholder as to how to vote. Shareholders are requested to please vote their proxy so that their vote can be counted.

Shareholders of record at the close of business on December 4, 2009 will be entitled to vote at the meeting on the basis of one vote for each share held. On December 4, 2009, there were outstanding 11,356,665 shares of common stock of the Company.

These proxy materials, together with the Company’s Annual Report to Shareholders, are being mailed to shareholders on or about December 21, 2009. The costs of this solicitation are being borne by the Company.

ELECTION OF DIRECTORS
(Proposal #1)

The Board of Directors consists of eight members and is divided into three classes. Directors in each class are generally elected for a three-year term. This year, Jeffrey T. Cook, Thomas D. Malkoski and Sally G. Narodick, each of whom is a current director, have been nominated by the Board of Directors to be re-elected for a three-year term that expires at the Annual Meeting of Shareholders to be held in 2013. Unless a shareholder indicates otherwise, each signed proxy will be voted for the election of these nominees.

Management expects that each of the nominees will be available for election, but if any of them is not a candidate at the time the election occurs, proxies will be voted for the election of another nominee designated by the Board of Directors.

No family relationship exists among any of the directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of the Company.

The Board has determined that each of the nominees and continuing directors is “independent” under the applicable legal and Nasdaq listing standards, except for Mr. Malkoski who is the current President and Chief Executive Officer of the Company. To enable the Board to make this determination, the Board’s Governance Committee reviewed information provided by each of the directors. None of the directors identified as independent has any current material relationship with the Company (other than as a director and a shareholder) or its officers. The Nasdaq independence standards applied by the Board are posted on the Company’s web site, www.penx.com, under the “Investor Relations” heading and “Corporate Governance” sub-heading.

Nominees for Election — Term to Expire in 2013

Jeffrey T. Cook, 53, is the President and Chief Operating Officer of Stellar Holdings, Inc. a Seattle based private real estate investment and development firm. Mr. Cook has been a member of the Board of Directors since 1998. He previously served Penford Corporation as President from January 2002 to January 2003, President and Chief Executive Officer from September 1998 to January 2002, Vice President, Finance and Chief Financial Officer from 1991 to August 1998, and was the Corporate Treasurer prior to that time. He joined the Company in 1983. He is a graduate of Stanford University with a B.A. in Economics. Mr. Cook also serves as a board member of Port Blakely Company, a privately held natural resources and real estate development company headquartered in Seattle, Washington, and Powerit Holdings, Inc., a leader in intelligent energy demand management also headquartered in Seattle.

Thomas D. Malkoski, 53, joined Penford Corporation as Chief Executive Officer and was appointed to the Board of Directors in January 2002. He was named President of Penford Corporation in January 2003. From 1997 to 2001 he served as President and Chief Executive Officer of Griffith Laboratories, North America, a formulator, manufacturer and marketer of ingredient systems to the food industry. Previously, he served as Vice President/Managing Director of the Asia Pacific and South Pacific regions for Chiquita Brands International. Mr. Malkoski began his career at the Procter and Gamble Company, a marketer of consumer brands, progressing through major product category management responsibilities. Mr. Malkoski holds a Masters of Business Administration degree from the University of Michigan.

Sally G. Narodick, 64, has served as a member of the Board of Directors of the Company since August 1993. Ms. Narodick was an educational technology and e-learning consultant until she retired in March 2004. From 1998 to 2000, she served as Chief Executive Officer of Apex Online Learning, an Internet educational software company. Previously, Ms. Narodick served as an education technology consultant, both independently and for the Consumer Division of IBM from 1996 to 1998. From 1989 to 1996, Ms. Narodick served as Chair and Chief Executive Officer of Edmark Corporation, an educational software company that was sold to IBM in 1996. A graduate of Boston University, Ms. Narodick earned an M.A. in Teaching from Columbia Teachers College and an M.B.A. from New York University. She also serves as a board member of Cray, Inc.

The Board of Directors recommends a vote FOR each of the nominees as a director.

Continuing Directors — Term to Expire in 2011

William E. Buchholz, 67, joined Penford Corporation’s Board of Directors in January 2003. He has been a business consultant and private investor since 2002. From 2001 to 2002, Mr. Buchholz served as Senior Vice President of Finance and Administration, Chief Financial Officer, and Secretary at MessageMedia, a Colorado-based email messaging service and software company. Mr. Buchholz was Senior Vice President and Chief Financial Officer of Nalco Chemical Company, a specialty chemicals company, with responsibilities for all finance functions including audit, tax, financial systems, U.S. and international treasury, and investor relations from 1992 to 1999.

Prior to that, he served as Vice President and Chief Financial Officer of Cincinnati Milacron, an industrial equipment supplier. Mr. Buchholz is a certified public accountant and holds an M.B.A., Finance and a B.A., Accounting, both from Michigan State University.

John C. Hunter III, 62, has served as a director of the Company since October 1998. From 1999 until his retirement in 2004, Mr. Hunter was the Chairman, President and Chief Executive Officer of Solutia, Inc., an international producer of high-performance, chemical-based materials used to make consumer, household, automotive and industrial products. Mr. Hunter also served as President and Chief Operating Officer of Solutia, Inc. from 1997 to 1999. From 1992 to 1997, Mr. Hunter was President, Fibers for Monsanto Company. He graduated from the Georgia Institute of Technology with a B.S. in Chemical Engineering and holds an M.B.A. from the University of Houston. Mr. Hunter also serves as a board member of Energizer Holdings, Inc.

James E. Warjone, 66, has served as a director of the Company since January 2001. Mr. Warjone is Chairman and Chief Executive Officer of The Port Blakely Companies, a private company that owns and operates commercial forests in Washington, Oregon and New Zealand, operates an international log and lumber trading company, and also develops real estate in Washington State. Mr. Warjone has been with Port Blakely since 1978. He earned his B.S. in economics from Claremont Men’s College. Mr. Warjone also serves as a board member of The Joshua Green Corporation, Uwajamaya, the Association of Washington Business, the Greater Seattle Chamber of Commerce, the Washington Roundtable, the National Alliance of Forest Owners, and the Pacific Science Center.

Continuing Directors — Term to Expire in 2012

R. Randolph Devening, 67, was appointed to the Board of Directors in August 2003. Until his retirement in 2001, Mr. Devening served for seven years as Chairman, President and Chief Executive Officer and as President and Chief Executive Officer of Foodbrands America, Inc., a company that produces, markets and distributes branded and processed food products for the food service and retail markets. Prior to that, he served as Vice Chairman, Chief Financial Officer and Director from 1993 to 1994, and Executive Vice President, Chief Financial Officer and Director from 1989 to 1993 for Fleming Companies, Inc., a wholesale food distributor. Mr. Devening holds an undergraduate degree in International Relations from Stanford University and an MBA in Finance and Marketing from Harvard University Graduate School of Business. Mr. Devening also serves as a director of Safety-Kleen, Inc. and Banctec, Inc., and as an advisor to Hall Brothers Capital Partners.

Paul H. Hatfield, 73, has served as a director of the Company since October 1994 and as Chairman of the Board since January 2003. Mr. Hatfield has been Principal of the Hatfield Capital Group, a private investment company, since 1997. He served as Chairman, President and Chief Executive Officer of Petrolite Corporation until July 1997. Previously, he worked for Ralston Purina Company from 1959 until his retirement in 1995. He served as a Vice President of Ralston as well as the President and Chief Executive officer of Protein Technologies International, Inc., then a wholly-owned subsidiary of Ralston. He is also a director of Maritz Inc.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Board of Directors

The Board of Directors provides guidance and strategic oversight to the Company’s management with the objective of optimizing shareholders’ returns on their investment in the Company. The Board is designed to assure that there is independent review and oversight as well as approval of significant strategic and management decisions affecting the Company. Regular meetings of the Board are held five times per year and special meetings are scheduled when required. The Board held 16 meetings in fiscal year 2009. No director attended fewer than 75% of the total number of meetings of the Board and of the committees of the Board on which he or she served during fiscal year 2009.

Attendance Policy at Annual Meeting of Shareholders

Each director is expected to attend the Annual Meeting of Shareholders in the absence of extenuating circumstances. All directors attended the 2009 Annual Meeting of Shareholders held on January 26, 2009 except for Messrs. Devening and Hunter, who were unable to attend.

Committees Established by the Board

The Board has established the following standing committees, each of which is composed solely of independent directors, to assist in discharging its responsibilities.

Audit Committee — The Audit Committee, which met seven times in fiscal year 2009, is comprised of William E. Buchholz (Chair), Jeffrey T. Cook, John C. Hunter III and James E. Warjone. The committee selects the independent registered public accounting firm; reviews the proposed scope of the independent audit; reviews the annual financial statements and the report of the independent registered public accounting firm; reviews the independent registered public accounting firm’s recommendations relating to accounting, internal controls and other matters; reviews internal controls and accounting policies with management; and approves policies relating to risk management matters. The Board of Directors has determined that each member of the Audit Committee has sufficient knowledge in financial and auditing matters to serve on the committee. In addition, the Board has determined that Mr. Buchholz is an “audit committee financial expert” as defined by the Securities and Exchange Commission rules. The Audit Committee charter is available on the Company’s web site at www.penx.com, under the “Investor Relations” heading and “Corporate Governance” sub-heading.

Executive Compensation and Development Committee — The Executive Compensation and Development Committee, which met five times in fiscal year 2009, is comprised of Sally G. Narodick (Chair), R. Randolph Devening and James E. Warjone. The committee establishes the compensation of executive officers, provided that as to the salary of the Chief Executive Officer, the committee recommends an appropriate salary to the Board for approval. The committee also monitors the Company’s benefit plans, works with management to set fiscal year incentive compensation goals for recommendation to the Board, determines executive bonus payments, and authorizes awards under the Company’s 2006 Long-Term Incentive Plan. In addition, the committee reviews plans for executive development and succession on a regular basis. The Executive Compensation and Development Committee charter is available on the Company’s web site at www.penx.com, under the “Investor Relations” heading and “Corporate Governance” sub-heading. For additional information about Executive Compensation and Development Committee policies and procedures, please see the description of the committee’s activities under the “Executive Compensation” heading below.

Executive Committee — The Executive Committee, which did not meet during fiscal year 2009, is comprised of Paul H. Hatfield (Chair) and the chairs of the other standing committees (William E. Buchholz, John C. Hunter III and Sally G. Narodick). The committee is authorized to exercise all powers and authority of the Board with certain exceptions.

Governance Committee — The Governance Committee, which met two times in fiscal year 2009, is comprised of John C. Hunter III (Chair), R. Randolph Devening, and Sally G. Narodick. The committee makes recommendations to the Board for director nominations and the appointment of the Chairman; reports to the Board on corporate governance matters and practices, including the effectiveness of the Board, its committees and individual directors; determines the criteria for qualification of directors; periodically reviews Board compensation for non-employee directors and the processes and policies established by the Board; and approves policies related to environmental, health and safety matters. The committee recommends to the Board individuals for nomination for election to the Board at the Annual Meeting of Shareholders and committee appointments. The Governance Committee charter is available on the Company’s web site at www.penx.com, under the “Investor Relations” heading and “Corporate Governance” sub-heading.

Committee Membership

The Board appoints committee chairs and members on an annual basis with consideration given to the qualifications and preferences of individual directors. The Governance Committee, in its deliberations on recommendations for committee appointments, considers that (i) each member of the Audit Committee must be financially literate, as such qualification is interpreted by the Board in its business judgment, (ii) each member of the Governance Committee, the Audit Committee and the Executive Compensation and Development Committee must be independent within the meaning of the Nasdaq corporate governance rules, (iii) each member of the Audit Committee must meet the independence standards set forth in Rule 10A-3 of the Securities and Exchange Act of 1934, as amended, and (iv) at least one member of the Audit Committee must be a person who satisfies the definition of an “audit committee financial expert” as set forth in Item 401 of Regulation S-K as promulgated by the Securities and Exchange Commission.

Board Membership Criteria

The Governance Committee is responsible for reviewing the requisite skills and characteristics of new Board candidates in the context of the current composition of the Board. This assessment includes a review of each candidate’s experience in corporate governance, industry, finance, administration, operations and/or marketing. An appropriate level of diversity will also be considered. Director candidates should be able to provide insights and practical wisdom based on their experience and expertise. Directors are expected to have sound judgment, borne of management or policy-making experience that demonstrates an ability to function effectively in an oversight role. The Board has not established minimum qualifications for nominees to the Board.

The Governance Committee annually evaluates the performance of the Board, each of the committees and each of the members of the Board. In connection with its annual review, the Governance Committee makes an assessment of the skills and expertise of its members and their adherence to Board membership criteria and other policies of the Board and the Company. It also reviews the size of its Board and whether it would be beneficial to add additional members and/or any new skills or expertise, taking into account the overall operating efficiency of the Board and its committees. If the Board has a vacancy, or if the Governance Committee determines that it would be beneficial to add an additional member, the Governance Committee will take into account the factors identified above and all other factors which the Governance Committee in its best judgment deems relevant at such time. The overall composition of the Board must also comply with the requirements of the Nasdaq corporate governance rules.

Each Board member is required to annually complete a standard director and officer questionnaire which solicits information regarding relationships with the Company and other factors relating to independence issues, memberships on other boards of directors, and other information required to be disclosed in the Company’s proxy statement. Any new candidate for nomination will be required to provide similar information as well as be available for interviews as the Governance Committee may determine to be appropriate. Directors should not have any interests that would materially impair their ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to the Company and its shareholders.

Directors are expected to prepare for, attend and participate in Board meetings and meetings of the Board committees on which they serve, to ask questions and require responsive answers, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities and duties as directors. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director. Service on other boards and other commitments will be considered by the Governance Committee and the Board when reviewing Board candidates and in connection with the Board’s annual self-assessment process. The Company’s Bylaws, as amended, provide that a director is eligible to serve as a director until the annual meeting of shareholders immediately following such director’s 75th birthday.

Process for Identifying and Evaluating Nominees

The Governance Committee may employ a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the size of the Board, the need for particular expertise on the Board, the upcoming election cycle of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or arise, the Governance Committee considers potential candidates for director who may come to the Governance Committee’s attention through current Board members, the Company’s executive officers, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Governance Committee and may be considered at any time during the year.

The Governance Committee will consider candidates recommended by shareholders when the nominations are properly submitted, under the criteria summarized below in “Shareholder Nominees.” Included in this discussion is a description of the deadlines and procedures for shareholder submissions of director nominees. Following verification of the shareholder status of persons proposing candidates, the Governance Committee will make an initial analysis of the qualifications of any candidate recommended by shareholders or others pursuant to the criteria summarized above, under the “Board Membership Criteria” heading, to determine whether the candidate is qualified for service on the Board, before deciding to undertake a complete evaluation of the candidate. If a shareholder or professional search firm provides any materials in connection with the nomination of a director candidate, such materials will be forwarded to the Governance Committee as part of its review. If the Governance Committee determines that additional consideration is warranted, it may request the third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Governance Committee. Other than the verification of compliance with procedures and shareholder status, and the initial analysis performed by the Governance Committee, the Governance Committee will treat a potential candidate nominated by a shareholder like any other potential candidate during the review process. In connection with this evaluation, the Governance Committee will determine whether to interview the prospective nominee, and if warranted, one or more members of the Governance Committee, and others as appropriate, will interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Governance Committee will make a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board will determine the nominees after considering the recommendation and report of the Governance Committee.

Shareholder Nominees

Any shareholder wishing to nominate a candidate should provide the information described below in a letter addressed to the Chairman of the Governance Committee, in care of the Corporate Secretary, no later than 120 days prior to the anniversary of the date on which the Company’s annual proxy statement was mailed in connection with the most recent annual meeting. This means that any shareholder wishing to submit such a nomination for consideration at the Company’s Annual Meeting of Shareholders in 2011 should expect to provide such a letter to the Corporate Secretary not later than August 22, 2010.

The letter must include the following information:

(i)	the name and address of the shareholder recommending the person to be nominated;

(ii)	a representation that the shareholder is a holder of record of shares of Penford, including the number of shares held and the period of holding;

(iii)	a description of all arrangements or understandings between the shareholder and the recommended nominee;

(iv)	information as to any plans or proposals of the type required to be disclosed in Schedule 13D (i.e., plans involving acquisitions of Penford’s securities and/or plans involving a potential merger or change of control transaction) and any proposals that the nominee proposes to bring to the Board of Directors if elected;

(v)	any other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934; and

(vi)	the consent of the recommended nominee to serve as a director of Penford if so elected.

Additional information may be requested to assist the Governance Committee in determining the eligibility of a proposed candidate to serve as a director. This may include requiring that a prospective nominee complete a director and officer questionnaire and provide any follow-up information requested. In addition, the shareholder and the notice must meet all other applicable requirements contained in Penford’s Bylaws. A copy of Penford’s Bylaws is posted on the Company’s web site at www.penx.com under the under the “Investor Relations” heading and “Corporate Governance” sub-heading.

Shareholder Communications

Any shareholder or interested party who wishes to communicate with the Board of Directors or any specific directors, including non-management directors, may write to:

Board of Directors
c/o Corporate Secretary
Penford Corporation
7094 South Revere Parkway
Centennial, Colorado 80112-3932

The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Corporate Secretary will make copies of all such letters and circulate them to the appropriate director or directors. The Company generally will not forward communications that are primarily commercial in nature, relate to a topic other than corporate governance, or that request general information about the Company.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal #2)

The Audit Committee has chosen Ernst & Young LLP to serve as the independent registered public accounting firm for the Company for the fiscal year ending August 31, 2010. This firm has served as the independent registered public accounting firm for the Company since 1985. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Shareholders, will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Although not required by the Company’s Bylaws or otherwise, the Audit Committee and the Board believe it appropriate, as a matter of good corporate practice, to request that the shareholders ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2010. Assuming that a quorum is present, the selection of Ernst & Young LLP will be deemed to have been ratified if more shares are voted in favor of ratification than are voted against ratification. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum but will not otherwise have any effect on the outcome of this proposal. If the shareholders should not so ratify, the Audit Committee will reconsider the appointment and may retain Ernst & Young LLP or another firm without re-submitting the matter to the Company’s shareholders. Even if the shareholders vote on an advisory basis in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and the shareholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2010.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of four independent Directors and acts under a written charter approved by the Board of Directors. A copy of the charter is available at the Company’s web site at www. penx.com under the “Investor Relations” heading and “Corporate Governance” sub-heading. The Board annually reviews the Nasdaq listing standards’ definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board has affirmatively determined that each member of the Audit Committee is able to read and understand fundamental financial statements as required by the listing standards of Nasdaq, and that Mr. William E. Buchholz is an “audit committee financial expert” as such term is defined by Securities and Exchange Commission rules.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for fiscal year 2009 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP, the Company’s independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the Statement on Auditing Standards No. 61,“Communication with Audit Committees,” as amended. In addition, Ernst & Young LLP has provided the Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended that the audited financial statements be included in the Annual Report on Form 10-K for the year ended August 31, 2009 for filing with the Securities and Exchange Commission. The Committee has selected Ernst & Young LLP as the independent auditor for fiscal 2010.

William E. Buchholz, Chair
Jeffrey T. Cook
John C. Hunter III
James E. Warjone

FEES PAID TO ERNST & YOUNG LLP

Fees

The following table sets forth approximate aggregate fees billed to the Company by Ernst & Young LLP.

	2009	2008

Audit Fees	$925,761	$1,038,303
Audit-Related Fees(1)	—	70,000
Tax Fees(2)	71,013	48,564
All Other Fees	—	—

Total Fees	$996,774	$1,156,867

(1)	Consists of fees for professional services in connection with a registration statement.

(2)	Consists of fees for professional services for tax compliance and tax consulting.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of Ernst & Young LLP. The services described above were approved by the Audit Committee pursuant to the policy described below. The Audit Committee did not rely on any of the exceptions to pre-approval under Rule 2-01(c)(7)(i)(C) under Regulation S-X as promulgated by the Securities and Exchange Commission.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy that sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent registered public accounting firm may be pre-approved. These services may include audit services, audit-related services, tax services and other services. The Audit Committee determines from time to time those permitted services that have the general pre-approval of the Audit Committee, which is generally provided for up to one year. Any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee considers whether such services are consistent with SEC rules on auditor independence, as well as whether the independent registered public accounting firm is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information as of December 1, 2009, regarding the beneficial ownership of the Company’s common stock by any person known to the Company to be the beneficial owner of more than five percent of such outstanding common stock, by the directors, by the Company’s Chief Executive Officer, by the four other highest paid executive officers in fiscal year 2009, and by the directors and executive officers as a group.

	Amount and Nature of
	Beneficial Ownership of
Name (and Address for Beneficial Owners over 5%)	Common Stock(1)	Percent of Class

T. Rowe Price Associates, Inc.	1,125,500	9.91	(4)
100 East Pratt Street Baltimore, Maryland 21202
Porter Orlin, LLC	1,012,900	8.92	(5)
666 Fifth Avenue New York, NY 10103
Rutabaga Capital Management, LLC	887,718	7.82	(6)
64 Broad Street
Boston, MA 02109
Dimensional Fund Advisors, LP	832,800	7.33	(7)
Building One, 6300 Bee Cave Road Austin, TX 78746
Zesiger Capital Group, LLC	739,200	6.51	(8)
320 Park Avenue, 30th Floor New York, NY 10022
Segall, Bryant & Hamill	677,420	5.96	(9)
10 South Wacker Drive, Suite 3500 Chicago, IL 60606-7407
RBF Capital, LLC	590,327	5.20	(10)
100 Drakes Landing Road, Suite 300 Greenbrae, CA 94904
William E. Buchholz	12,976	*
Jeffrey T. Cook(2)	209,770	1.85	(3)
Steven O. Cordier	235,834	2.04	(3)
R. Randolph Devening	7,968	*

	Amount and Nature of
	Beneficial Ownership of
Name (and Address for Beneficial Owners over 5%)	Common Stock(1)	Percent of Class

Paul H. Hatfield	80,818	*
John C. Hunter III	22,459	*
Timothy M. Kortemeyer	68,094	*
Christopher L. Lawlor	58,481	*
Thomas D. Malkoski	446,895	3.81	(3)
Sally G. Narodick	28,790	*
John R. Randall	92,453	*
James E. Warjone	8,444	*
All directors and executive officers as a group (14 persons)	1,367,684	11.18

*	Represents less than 1%

(1)	Unless otherwise indicated, beneficial ownership represents sole voting and investment power. The totals include shares that may be acquired within 60 days through the exercise of stock options, as follows: Mr. Malkoski, 375,000; Mr. Buchholz, 7,859; Mr. Cordier, 205,000; Mr. Devening, 3,053; Mr. Hatfield, 33,328; Mr. Hunter, 15,677; Mr. Kortemeyer 46,500; Mr. Lawlor, 42,500; Ms. Narodick, 12,075; Mr. Randall, 61,250; Mr. Warjone, 2,529; and all directors and executive officers as a group, 876,021.

(2)	Includes 79,800 shares held in irrevocable trusts for which Mr. Cook shares voting and investment power.

(3)	For purposes of calculating the percentage of class owned by this officer or director and the directors and executive officers as a group, the total shares of the class includes shares that may be acquired within 60 days through the exercise of stock options set forth in footnote (1).

(4)	Information based on Schedule 13F dated November 13, 2009. T. Rowe Price Associates, Inc. had voting authority as follows: sole, 115,500 shares; none, 1,010,000 shares.

(5)	Information based on Schedule 13F dated November 16, 2009. Porter Orlin, LLC had voting authority as follows: sole, 999,900 shares; none, 13,000 shares.

(6)	Information based on Schedule 13F dated November 9, 2009. Rutabaga Capital Management, LLC had sole voting power over all shares.

(7)	Information based on Schedule 13F dated October 28, 2009. Dimensional Fund Advisors, LP had voting authority as follows: sole, 804,434 shares; none, 28,366 shares.

(8)	Information based on Schedule 13F dated November 11, 2009. Zesiger Capital Group, LLC had voting authority as follows: sole, 628,200 shares; none, 111,000 shares.

(9)	Information based on Schedule 13F dated November 13, 2009. Segall, Bryant & Hamill had voting authority as follows: sole, 265,470 shares; none, 411,950 shares.

(10)	Information based on Schedule 13G dated July 6, 2009. RFB Capital, LLC had sole voting power over all shares.

REPORT OF THE
EXECUTIVE COMPENSATION AND DEVELOPMENT COMMITTEE

In connection with the exercise of its duties, the Executive Compensation and Development Committee has reviewed and discussed the “Compensation Discussion and Analysis” set forth below with management. Based upon that review and those discussions, the Executive Compensation and Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included by reference in the Company’s Annual Report to Shareholders on Form 10-K and included in this Proxy Statement.

Sally G. Narodick, Chair
R. Randolph Devening
James E. Warjone

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

The Executive Compensation and Development Committee (the “Committee”) is a Board of Directors committee comprised of three independent directors. The Committee is broadly charged by the Board of Directors to establish compensation and incentive programs for executive officers. Following review and approval by the Committee, issues pertaining to executive compensation are reported to the full Board of Directors, except that with regard to the base salary of the Chief Executive Officer, the Committee reviews and recommends an appropriate salary to the full Board for approval.

The following discussion provides an explanation of: (1) the philosophy and objectives of the Company’s compensation programs for executive officers, (2) each of the major elements comprising these compensation programs, and (3) the rationale for and process used to determine the amounts of each of these elements.

Compensation Philosophy and Objectives

The Committee believes that executive officer compensation should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to its long-term success.

The objectives of the executive officer compensation program include:

•	Competitive Compensation. The Company needs to hire, retain and motivate executives with the requisite skills and experience to develop, expand and execute upon the Company’s business initiatives, as this is essential to the Company’s success in providing value to shareholders.

•	Performance-Based Compensation. Variable compensation tied to Company and individual performance should represent a significant portion of total compensation for the Company’s executives.

•	Reward Both Company Performance and Individual Achievement. In determining annual incentive and long-term equity-based incentive awards, the Company considers both Company performance and individual achievement. Merit increases to base salaries are weighted towards recognition of individual performance and achievement.

•	Long Term Incentive. The Company believes that long term equity-based incentives are a valuable tool to align the interests of executives and other senior managers with those of shareholders. These incentives can be accomplished through awards made under the Company’s Long-Term Incentive Plan, which was approved by shareholders in 2006.

Committee Practices

Historically, the Committee establishes total annual compensation for the Chief Executive Officer (subject to full Board approval for base salary) and other executive officers after reviewing each component of such executive’s compensation against surveys and applying the best business judgment of the Committee. The surveys used for comparison reflect compensation levels and practices for persons holding comparably responsible positions at peer group companies and a broader group of companies of similar size in general industry. However, the Committee has noted that it is not aware of any companies that are truly comparable to the Company and it is also sensitive to the fact that the companies used in these surveys may differ significantly as to size, products and markets. Because of the inherent limitations of survey data, the Committee does not mechanically apply the data but engages in a review and weighs the survey information with other Company and individual performance related factors. A significant part of this review with respect to executive officers other than the Chief Executive Officer is a discussion with the Chief Executive Officer of his recommendations and input regarding compensation for the other executive officers.

Benchmarking

The Committee’s comprehensive review of executive compensation, including its review of benchmarking compensation studies, generally occurs during a period around the end of each fiscal year. For the past several years, the Committee has engaged independent compensation consultant Towers Perrin to prepare these studies. These studies have provided the Committee with relevant market data, trends and alternatives to consider when making compensation decisions, and the Committee has used the study information to ensure that executive officer compensation plans remain competitive and that the Committee understands the plans in relation to market-median levels. Towers Perrin has been engaged by the Committee and is not engaged by management in any other material capacity.

In 2009 the Committee decided that a new full executive compensation study was not necessary since, in the Committee’s judgment, base salary and annual bonus compensation were not likely to have changed significantly. However, the Committee determined that a new study of long term incentives was appropriate and necessary in light of the Committee’s concerns regarding the effectiveness of long term incentives previously granted to the Company’s senior executives. In this regard, the Committee noted that, at that time, all options previously granted to the Company’s senior executives had exercise prices well above the Company’s then current stock price. Accordingly, in September 2009, the Committee engaged Towers Perrin to review current long term incentive trends and competitive values, provide an overview of available long term incentives, and make a recommendation regarding long term incentive awards for the current year.

Peer Group

As discussed above, the Committee compares total compensation and its components against a peer group of publicly traded companies. In 2007, the Committee had engaged Towers Perrin to review the Company’s appropriate peer group for compensation purposes. The determination of peer group companies included assessing those companies which, at the time, were (i) within the same industry classifications (food products, chemicals, and oil and gas and consumable fuels) as the Company, (ii) generally within the revenue (under $1 billion), total assets (under $1 billion) and market cap (greater than $200 million) scope of the Company, (iii) in multiple business lines, with international operations and with research, product development, manufacturing and marketing organizational expertise and (iv) with 5% or more sales growth. As a result of this peer group review process, the Committee uses a peer group which currently consists of the following companies:

American Vanguard Corp.	Landec Corp.
Aventine Renewable Energy Holdings Inc.	MGP Ingredients Inc.
Balchem Corp.	Minerals Technologies Inc.
Calgon Carbon Corp.	OMNOVA Solutions Inc.
Darling International Inc.	Quaker Chemical Corp
ICO Inc	Sensient Technologies Corp.
Imperial Sugar Co.	Stepan Co.
Koppers Holdings Inc.

Towers Perrin evaluated compensation at these peer group companies in connection with its full study for the Committee in 2008 as well as the 2009 study of long term incentives noted above.

Targets

Taking into account the limitations of the survey data discussed above and the need to be competitive, the Committee targets base salary for executive officers at between the 50th and 75th percentile and the cash bonus component at between the 75th and 100th percentile. However, the Committee has also concluded that it should exercise discretion and set targets or award compensation in excess of or below these targets after applying its best business judgment. As noted above, the program is intended to be competitive with other high-performing organizations and to enable the Company to attract, reward and retain exceptional talent.

Compensation Program Elements

The Committee’s policy is that the compensation package for executive officers shall consist of three components: (i) annual base salary; (ii) the potential to earn incentive bonuses, and (iii) long-term incentives, including stock option or other equity based awards designed to align management’s interests with those of shareholders.

Base Salary

Historically, base salaries for senior executive officers have been reviewed on an annual basis and at the time of promotion or other increase in responsibilities. Increases in salary have been based on evaluation of such factors as the levels of responsibility, individual performance, experience, current pay, and Company peer group pay levels. In addition to the market data from the peer group and other sources, the Committee has considered other factors in arriving at or adjusting each executive officer’s base salary, including: (1) each executive officer’s scope of responsibilities; (2) each executive officer’s qualifications, skills and experience; (3) internal pay equity among senior executives; (4) individual job performance, including both impact on current financial results and contributions to building longer-term shareholder value and (5) with respect to executive officers other than the Chief Executive Officer, the recommendation of the Chief Executive Officer. During the past several years, salary adjustments for the Company’s Chief Executive Officer and other senior executive officers have been effective as of the beginning of the calendar year following the Committee’s annual review in the fall of each year.

In October 2009 the Company’s Board of Directors decided that as in the preceding year, salaries for the Company’s Chief Executive Officer and other senior executive officers would not be raised during 2010. This decision was made in light of the Company’s efforts to conserve resources and reduce costs during the ongoing recession and in light of the difficult business conditions and challenges facing the Company.

Annual Bonus Incentive Compensation

The executive bonus plan (the “Bonus Plan”) is designed to drive Company and operating unit performance consistent with its objectives.

Near the start of each fiscal year, the Committee selects participants in the Bonus Plan, sets target percentages and objective quantitative and qualitative performance goals, and approves individual performance goals for the current year. For fiscal year 2009, the Committee determined that achievement of quantitative metrics would constitute 70% of target attainment and achievement of individual qualitative goals would constitute 30% of target attainment for the Chief Executive Officer and the other named executives.

The Chief Executive Officer recommends performance goals. After review and discussion of the Chief Executive Officer’s recommendations, the Committee determines both the types of, and the targets for, the corporate and operating business executives, as well as individual performance goals and the percentage of bonus payout to be tied to each of the performance goals. Performance goals are generally tied to the Company’s Board-approved budget and operating plans, as well as the Company’s long-term strategic objectives.

Individual qualitative performance metrics are tailored to each executive officer and include such metrics as identifying opportunities and successfully implementing programs. Individual objectives for fiscal 2009 included objectives relating to the Company’s capital structure, strategic projects, the ethanol initiative, product line growth and organizational effectiveness.

Target bonus amounts, payable in cash, are expressed as a percentage of base salary. Bonus targets for executive officers have ranged from 40% to 100% of base salary depending on position and overall responsibility:

Chief Executive Officer	100%
Chief Financial Officer	75%
Other Executive Officers	40%

Actual bonus payments are increased above the target bonus levels for results that exceed the performance goals and are decreased below the target bonus levels, and may be reduced to zero, for results that do not fully meet the goals, with the amount of the increase or decrease based on a linear sliding scale determined by the Committee.

For each quantitative performance measure, the Committee establishes a threshold, target and maximum goal. No bonus on the quantitative portion is generally payable unless a minimum threshold is attained and the overall payouts may not exceed 200% of target bonus.

For fiscal year 2009 the Committee established quantitative goals for corporate executives based upon the following elements: earnings before interest and taxes (“EBIT”) (target of $24 million; weighted 35%); return on invested capital (target of 9.5%; weighted 15%); and earnings per share (target of $1.25; weighted 20%). EBIT is calculated as the Company’s net income plus interest expense less interest income plus income tax expense. Return on invested capital is calculated as the ratio (expressed as a percentage) of EBIT for the fiscal year divided by the sum of average debt and average equity.

With respect to two named executive officers assigned to operating business units, 20% of target attainment for these officers was dependent upon overall corporate performance, a goal established to encourage operating units to support the Company’s objective of achieving cross-unit cooperation, sales and support. The remaining 80% of target attainment was based upon goals related to operating unit performance, including operating unit earnings, revenue growth, volume, and return on net assets. Because disclosure of specific numerical quantitative goals for operating units would signal where the Company is shifting its focus, give competitors insight into areas where the Company is changing its approach, and impair the Company’s ability to leverage these actions for competitive advantage, the Company is not disclosing these confidential operating unit targets. Knowledge of these targets could be used by the Company’s much larger and better capitalized competitors to take advantage of the Company. The targets are set at aggressive levels each year to motivate high business performance and support the attainment of longer-term objectives. These targets, individually or together, are designed to be challenging to attain. For fiscal year 2009 and the two preceding fiscal years, the level of target attainment for the Industrial Ingredients business has ranged from zero to approximately 144% and for the Food Ingredients business between approximately 42% and 147%.

The after effects of the 2008 flood and the recessionary business environment affected volumes and prices for many of the Company’s key products and therefore the ability to meet quantitative goals under the 2009 Bonus Plan. Quantitative goals under the Bonus Plan were not achieved other than for the Food Ingredients business. Therefore, only Mr. Randall, the President of the Company’s Food Ingredients business, received a bonus based on both the quantitative and qualitative components of the Bonus Plan for 2009.

The Committee determined that although executives other than Mr. Randall would not receive a bonus based on the quantitative component under the Bonus Plan, they would receive bonuses under the Bonus Plan based on a qualitative assessment of their performance. The Committee made a subjective evaluation of the Chief Executive Officer’s contributions and it reviewed and concurred with the Chief Executive Officer’s subjective evaluation of the qualitative contributions of the other named executives. However, since the quantitative objectives for these executives had not been met, the Committee determined that the amount paid for fiscal year 2009 would be one-quarter of what each executive would have received based on their qualitative assessment if quantitative goals had been met. Significant qualitative objectives established under the 2009 Bonus Plan related to leadership and management of the Company’s recovery from the flood that struck the Cedar Rapids plant in June 2008, leadership of the Company through a period of broad economic uncertainty and unprecedented industry challenges, the implementation of strategic steps involving the Company’s Australia/New Zealand Operations, and various other strategic projects.

With regard to fiscal year 2010, the Committee determined that the design of the 2010 Bonus Plan would be similar to that of the Bonus Plan for 2009, except that for fiscal 2010 only, the Committee decided to increase each of the executive target percentages noted in the table above by 5%. The Committee increased target percentages for 2010 in order to tie pay with performance to a greater extent and avoid an increase in the Company’s fixed costs for executive salaries.

In addition, for both incentive and retention purposes, the Committee determined to make all executives other than Mr. Randall eligible for incentive/retention bonuses payable after each of the first three fiscal quarters of 2010, with each such payment in an amount equal to the executive’s award under the 2009 Bonus Plan. These bonuses will be paid only if (a) the Company has met its bank credit agreement covenants during the preceding fiscal 2010 quarter; (b) the Company has on hand on the date that any payment determination is made an aggregate amount of cash and unused bank credit agreement revolver capacity equal to $3 million or more; and (c) the executive is employed with the Company at the time any payment is made. The determination as to whether the requirements of clauses (a) and (b) above have been met will be made on the date that the Company submits its quarterly compliance certificate due under the bank credit agreement. If either of the requirements of clauses (a) and (b) has not been met, or if the executive is not an employee of the Company on the date of any payment, then these bonuses will not be paid. The incentive/retention bonuses payable in fiscal year 2010 are independent of the Company’s 2010 Bonus Plan.

Long-Term Incentives

The Company’s 2006 Long-Term Incentive Plan (the “LTIP”) is administered by the Committee, which determines to whom stock option, restricted stock or other equity-based awards are granted, the number of shares subject to each grant, the vesting schedule and exercise price. The LTIP provides that all stock options to executive officers and others must be granted at no less than 100% of fair market value on the date of the grant. Awards under the LTIP typically reward service and performance over a longer period of time than other methods of compensation and focus on the Company’s long-term strategic goals.

The Committee believes that including a significant level of equity-based awards helps align the financial interests of management with those of the Company’s shareholders since the ultimate value of equity-based awards is tied to the value of the Company’s stock and these awards provide executives with a further equity stake in the Company. In making LTIP awards, the Committee considers the Company’s financial performance, each executive’s level of responsibilities, the need to retain executive talent, the long-term incentive compensation practices for similar positions at peer group and other comparable companies, and the advice of the Committee’s consultant. The Committee has not adopted specific targets for long term incentive compensation. In addition, prior to making an LTIP grant, the Committee considers the Company’s share price, the volatility of the share price and potential dilution. Options and restricted stock generally vest ratably over three or four years. The Committee generally expects to continue to consider LTIP awards for executives at or near the conclusion of the Company’s fiscal year. However, the Committee may in the future, applying its best judgment at the time, make LTIP awards at additional or different times.

In October 2007 the Committee decided for the first time to grant restricted stock awards as long-term incentive compensation for the Company’s named executive officers. The Committee’s determination to award restricted stock at the time was consistent with trends in long term compensation reported to the Committee by its independent consultant. In addition, because executives will receive benefit from restricted stock if they remain employed by the Company throughout the period of restriction, the Committee believes restricted stock grants can be an effective retention tool for key executives. Finally, the Committee had taken note of the accounting rule change that required that stock options (like restricted stock awards) be expensed when granted, whether or not the options are ever exercised by the executive.

In fiscal year 2009 the Company did not provide any new LTIP awards to the named executives. However, restricted stock awards were granted to each of the named executives at the beginning of fiscal year 2010 (i.e., in late October 2009). In addition, based upon the recommendation of its consultant, the Committee approved for fiscal year 2010 performance-based cash awards under the LTIP for all named executive officers which, if earned, will generally vest in three years.

In the future the Committee may utilize options, restricted stock awards, performance-based cash awards, and/or other types of awards and mixtures of awards available under the LTIP, depending upon the circumstances at the time.

The Board of Directors encourages executive officers to build an ownership position in Company common stock, but the Board has not felt it necessary or advisable to establish formal executive officer stock ownership requirements.

Employment Related Agreements

Except with respect to the change in control agreements described in more detail below, the Company does not have employment agreements that provide for continued employment for any period of time or which guarantee severance benefits upon termination.

The Company entered into revised change in control agreements with each of its executive officers in 2006 to provide for continuity of management in the event of a change in control of the Company. Pursuant to each agreement, the Company agrees to provide certain payments and benefits to the participants if they are terminated within 24 months after a “Change in Control,” as defined in the agreements. Participants will not be considered “terminated” for purposes of these agreements if they die, become disabled or are terminated for cause. They will, however, be considered “terminated” if they voluntarily leave the Company’s employ for certain good reasons (defined as “Good Reason” in the agreements), and, in the case of Mr. Malkoski and Mr. Cordier, if they voluntarily terminate employment during the 30-day period beginning on the first anniversary of a Change in Control. A description of the payments and benefits under these agreements is set forth in the “Change-in-Control Arrangements” section below.

In October 2009, the Committee decided to increase the period from 24 months to 30 months during which Mr. Kortemeyer, the President and General Manager of the Company’s Industrial Ingredients business, would be eligible to receive benefits under the Company’s change in control agreement with him. The Committee elected to make this change in order to make the period in which Mr. Kortemeyer is eligible to receive these benefits the same as the period applicable to Mr. Randall, since they both are presidents of operating business units.

Benefits and Perquisites

The Company’s executive officers participate in the broad-based benefits plans that are available to other employees and can elect to have a portion of their compensation deferred as described in the Deferred Compensation Plan section below. With the exception of a car program and tax preparation assistance for the Chief Executive Officer and the Chief Financial Officer, the Company does not provide additional material perquisites for its executive officers.

Tax and Accounting Considerations

The Committee considers the tax and accounting implications of its compensatory programs. Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (“Internal Revenue Code”), generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Chief Executive Officer or any of the three other most highly compensated officers (other than the Chief Executive Officer and Chief Financial Officer). Performance-based compensation arrangements (such as options but not restricted stock) may qualify for an exemption from the deduction limit if such arrangements satisfy various requirements under Section 162(m). Although the Company considers the impact of this rule as well as other tax consequences (such as the non-deductibility of certain change in control payments) when developing and implementing the Company’s executive compensation programs, the Company has not adopted a policy that all compensation must qualify as deductible. The Committee has also considered the impact of the deferred compensation requirements of Section 409A of the Internal Revenue Code and amended the Company’s Deferred Compensation Plan and change in control agreements in response to such requirements.

Executive Compensation Tables (Fiscal Year 2009)

2009 Summary Compensation Table

						Change in
						Pension Value
						and
						Nonqualified
					Non-Equity	Deferred	All Other
	Fiscal		Stock	Option	Incentive Plan	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	Awards ($)(1)	Awards ($)(1)	Compensation ($)(2)	Earnings ($)(3)	($)(4)	Total ($)

Thomas D. Malkoski	2009	$550,000	$328,786	$311,104	$50,600	$52,061	$45,921	$1,338,472
President and Chief	2008	530,000	459,973	127,936	425,000	18,968	44,614	1,606,491
Executive Officer	2007	485,000	—	253,557	980,000	14,494	40,773	1,773,824

Steven O. Cordier	2009	345,000	164,393	201,185	21,375	40,653	21,488	794,094
Senior Vice President, Chief	2008	338,333	229,987	96,685	190,000	4,905	21,488	881,398
Financial Officer	2007	321,667	—	193,679	420,000	17,253	20,763	973,362

Timothy M. Kortemeyer	2009	260,000	109,595	161,314	10,000	38,811	26,573	606,293
Vice President and President,	2008	248,333	153,324	68,932	145,000	12,658	22,675	650,922
Penford Industrial Ingredients	2007	216,667	—	122,027	170,000	10,582	23,421	542,697

John R. Randall	2009	255,000	93,156	100,335	80,000	56,064	22,629	607,184
Vice President and President,	2008	248,333	130,326	72,259	40,000	34,020	22,149	547,087
Penford Food Ingredients	2007	230,000	—	126,028	160,000	28,046	21,496	565,570

Christopher L. Lawlor	2009	245,000	82,196	84,542	7,625	—	24,953	444,316
Vice President — Human	2008	240,000	114,993	46,909	70,000	—	25,290	497,192
Resources, General Counsel and Secretary	2007	226,667	—	74,444	155,000	—	24,903	481,014

(1)	The amounts reflect the dollar amount recognized for fiscal 2009 for financial statement reporting purposes in accordance with Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”), except that no assumptions were included for estimated forfeitures related to service-based vesting conditions. This valuation method values stock options and awards granted during fiscal 2009 and prior years. A discussion of the assumptions used in calculating the compensation cost is set forth in Note 11 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended August 31, 2009.

(2)	The amounts reflect the cash awards paid to the named executive officers on November 13, 2009 for fiscal 2009 performance as further described in the “Compensation Discussion and Analysis” section of this Proxy Statement and below.

(3)	The amounts in this column reflect the actuarial increase in the present value of the named executive officer’s benefits under the Company’s qualified pension plan, determined using interest rate and mortality rate assumptions consistent with those described in Note 12 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended August 31, 2009. These amounts also include above-market interest on the Company’s nonqualified deferred compensation plan as follows: Mr. Malkoski, $8,987; Mr. Randall, $1,852 and Mr. Kortemeyer, $4,288. The interest earnings are also disclosed in the 2009 Deferred Compensation Table. Interest is credited to a participant’s account at the monthly equivalent of an annual yield that is two percentage points higher than the annual yield of the Moody’s Average Corporate Bond Yield Index for the preceding month.

(4)	All Other Compensation consists of the items in the following table.

			Tax	Tax	Company
		Automobile	Preparation	Reimbursements	Contributions for
Name	Year	Expenses ($)	Fees ($)	($)	401(k) Plans ($)	Total ($)

Thomas D. Malkoski	2009	$19,575	$2,550	$8,209	$15,587	$45,921
	2008	19,575	—	8,171	16,868	44,614
	2007	16,944	1,520	7,095	15,214	40,773
Steven O. Cordier	2009	14,250	800	6,438	—	21,488
	2008	14,250	800	6,438	—	21,488
	2007	13,750	800	6,213	—	20,763
Timothy M. Kortemeyer	2009	9,750	—	4,684	12,139	26,573
	2008	9,750	—	4,684	8,241	22,675
	2007	9,750	—	4,684	8,987	23,421
John R. Randall	2009	12,250	—	5,524	4,855	22,629
	2008	12,250	—	5,524	4,375	22,149
	2007	11,750	—	5,298	4,448	21,496
Christopher L. Lawlor	2009	10,750	—	5,343	8,860	24,953
	2008	10,750	—	5,344	9,196	25,290
	2007	10,750	—	5,343	8,810	24,903

Grants of Plan-Based Awards

The following table summarizes plan-based awards granted to the Company’s named executive officers during the fiscal year ended August 31, 2009.

2009 Grants of Plan-Based Awards Table

						All Other
					All Other Stock	Option		Grant
					Awards:	Awards:	Exercise	Date Fair
					Number of	Number of	Or Base	Value of
		Estimated Possible Payouts Under			Shares of	Securities	Price of	Stock and
		Non-Equity Incentive Plan Awards(1)			Stock or	Underlying	Option	Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Units (#)	Options (#)	($/Sh)	($)

Thomas D. Malkoski		137,500	550,000	1,100,000	—	—	—	—
Steven O. Cordier		64,688	258,750	517,500	—	—	—	—
Timothy M. Kortemeyer		26,000	104,000	208,000	—	—	—	—
John R. Randall		25,500	102,000	204,000	—	—	—	—
Christopher L. Lawlor		24,500	98,000	196,000	—	—	—	—

(1)	Amounts reflect the payment levels under the executive bonus plan described in the Compensation Discussion and Analysis. Bonuses paid to the named executive officers for fiscal 2009 are shown in the 2009 Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on each named executive officer’s stock option grants outstanding as of August 31, 2009.

2009 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards(1)					Stock Awards(2)
							Market
						Number of	Value of
						Shares or	Shares or
						Units of	Units of
	Number of Securities Underlying					Stock That	Stock That
	Unexercised Options (#)		Option Exercise	Option	Grant	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Exercise Date	Date	Vested (#)	Vested ($)(3)

Thomas D. Malkoski	150,000	—	12.61	1/3/12	1/3/02
	35,000	—	13.95	2/28/12	2/28/02
	20,000	—	14.95	10/30/12	10/30/02
	50,000	—	12.79	8/22/13	8/22/03
	35,000	—	16.34	11/3/14	11/3/04
	26,250	8,750	13.32	10/28/15	10/28/05
	20,000	10,000	15.92	4/21/13	4/21/06
	20,000	60,000	17.07	8/28/15	8/28/08
					10/30/07	22,500	144,900
Steven O. Cordier	60,000	—	17.50	7/15/12	7/15/02
	15,000	—	14.95	10/30/12	10/30/02
	40,000	—	12.79	8/22/13	8/22/03
	30,000	—	16.34	11/3/14	11/3/04
	18,750	6,250	13.32	10/28/15	10/28/05
	22,500	7,500	15.92	4/21/13	4/21/06
	12,500	37,500	17.07	8/28/15	8/28/08
					10/30/07	11,250	72,450
Timothy M. Kortemeyer	4,000	—	16.34	11/3/14	11/3/04
	5,000	—	13.93	8/18/15	8/18/05
	3,750	1,250	13.32	10/28/15	10/28/05
	22,500	7,500	15.92	4/21/13	4/21/06
	10,000	30,000	17.07	8/28/15	8/28/08
					10/31/07	7,500	48,300

	Option Awards(1)					Stock Awards(2)
							Market
						Number of	Value of
						Shares or	Shares or
						Units of	Units of
	Number of Securities Underlying					Stock That	Stock That
	Unexercised Options (#)		Option Exercise	Option	Grant	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Exercise Date	Date	Vested (#)	Vested ($)(3)

John R. Randall	20,000	—	12.59	2/17/13	2/17/03
	10,000	—	16.34	11/3/14	11/3/04
	15,000	5,000	15.92	4/21/13	4/21/06
	7,500	7,500	16.25	10/31/13	10/31/06
	5,000	15,000	17.07	8/28/15	8/28/08
					10/30/07	6,375	41,055
Christopher L. Lawlor	30,000	—	15.12	4/22/15	4/22/05
	5,000	5,000	16.25	10/31/13	10/31/06
	5,000	15,000	17.07	8/28/15	8/28/08
					10/30/07	5,625	36,225

(1)	Options vest 25% each year on the anniversary of the grant date. Options granted prior to January 24, 2006 were granted under the 1994 Stock Option Plan. All other grants of stock options were granted under the 2006 Long-Term Incentive Plan.

(2)	Stock awards vest 25% each year on the anniversary of the grant date.

(3)	Market value was determined using the closing price of the Company’s common stock on August 31, 2009 of $6.44.

Options Exercised

The following table provides information with respect to option exercises during the last fiscal year for each of the named executive officers.

2009 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)	on Vesting (#)	on Vesting ($)(1)

Thomas D. Malkoski	—	—	7,500	90,150
Steven O. Cordier	—	—	3,750	45,075
Timothy M. Kortemeyer	—	—	2,500	30,050
John R. Randall	—	—	2,125	25,543
Christopher L. Lawlor	—	—	1,875	22,538

(1)	The value realized on vesting was determined using the closing price of the Company’s common stock on the date of vesting.

Retirement Plan

The Company has a defined benefit retirement plan (the “Retirement Plan”) for salaried employees. Prior to January 1, 2005, all North American-based active employees who were not members of the collective bargaining unit were eligible to participate in the Retirement Plan. The Retirement Plan was closed to new entrants as of January 1, 2005.

Under the Retirement Plan, the normal retirement age is 65; however, participants may continue to work beyond age 65. Retirement benefits are calculated based on actual years of service up to a maximum of 30 years and actual earnings to the date of retirement. The retirement benefit is calculated as follows: (1) the sum of (a) 1% of the “Final Average Monthly Earnings,” defined as the average monthly earnings during the five consecutive calendar years in which an employee’s compensation was the highest, plus (b) 0.5% of the Final Average Monthly Earnings in excess of the monthly Social Security Covered Compensation, defined as the maximum salary on which social security taxes are paid during a year, (2) multiplied by an employee’s years of credited service up to 30 years. Employees may retire at age 55 if they have completed 20 years of service. The early retirement benefit is computed in the same manner as the normal retirement calculation described above except that the employee would receive a percentage of the normal retirement benefit ranging from 56% at age 55 to 98% at age 64.

Compensation covered by the Retirement Plan includes salaries and bonuses as set forth in the Summary Compensation Table, subject to the Internal Revenue Code limitations. The following table shows the years of credited service and the present value of accumulated benefits for each of the named executive officers.

2009 Pension Benefits Table(1)

		Number of
		Years	Present Value of	Payments During
		Credited	Accumulated	Last Fiscal Year
Name	Plan Name	Service (#)	Benefit ($)(3)	($)

Thomas D. Malkoski	Penford Corporation Retirement Plan	7.7	127,763	—
Steven O. Cordier	Penford Corporation Retirement Plan	7.1	117,588	—
Timothy M. Kortemeyer	Penford Corporation Retirement Plan	10.3	75,154	—
John R. Randall	Penford Corporation Retirement Plan	6.5	212,599	—
Christopher L. Lawlor	(2)	—	—	—

(1)	Pension benefits vest after five years of employment. Benefits are paid as an annuity and may not be paid in a lump-sum.

(2)	Mr. Lawlor was hired subsequent to the closure of the pension plan to new hires and, therefore, does not participate in the Plan.

(3)	The assumptions used for determining present values are consistent with those used for year end financial reporting as discussed in Note 12 of the Notes to Consolidated Financial Statements in our Report on Form 10-K for the year ended August 31, 2009. In accordance with SEC guidance, assumptions incorporated into these calculations include commencement of benefits at the earliest unreduced retirement age and no pre-retirement decrements.

Deferred Compensation

The Company maintains the Penford Corporation Deferred Compensation Plan, which is a nonqualified, unfunded deferred compensation plan that provides the Company’s directors, officers and certain key employees with the opportunity to defer a portion of their fees, salaries and bonuses on a tax-deferred basis. All of the named executive officers are eligible to participate in the plan. Interest is credited and compounded monthly based on the monthly equivalent of the annual yield on Moody’s Average Corporate Long-Term Bond Yield Index. The Company has established a so-called “rabbi trust” by entering into a trust agreement with a trustee in order to assist the Company in meeting its obligations to make deferred compensation payments to plan participants.

The following table provides information regarding executive contributions, earnings and account balances for each of the named executive officers in the Deferred Compensation Plan. No executive officer made any withdrawals or received any distributions during fiscal 2009.

2009 Nonqualified Deferred Compensation Table

	Executive	Registrant			Aggregate
	Contributions in	Contributions in	Aggregate	Aggregate	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Earnings in Last	Withdrawals	Fiscal Year-End
Name	($)(1)	($)(2)	Fiscal Year ($)(3)	/Distributions ($)	($)

Thomas D. Malkoski	$21,250	—	$33,110	—	$415,075
Steven O. Cordier	—	—	—	—	—
Timothy M. Kortemeyer	—	—	17,288	—	214,432
John R. Randall	—	—	6,572	—	81,512
Christopher L. Lawlor	—	—	—	—	—

(1)	Contributions in this column are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Participants in the Deferred Compensation Plan may elect to defer receipt of up to 25% of his or her base annual salary and up to 50% of any bonus payable.

(2)	The Deferred Compensation Plan does not provide for contributions by the Company.

(3)	These amounts include above-market interest of $8,987, $1,852 and $4,288 for Messrs. Malkoski, Randall and Kortemeyer, respectively. Above market interest is included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table.

Change-in-Control Arrangements

The Company has change of control agreements with each of the named executive officers. These agreements are intended to provide for continuity of management in the event of a change of control of the Company. Pursuant to each agreement, Penford agrees to provide certain benefits to the participants if they are terminated in connection with a “Change in Control,” as defined in the agreements and summarized below. Each of these agreements continues until Penford terminates the agreement upon twelve months prior written notice, provided that if a Change in Control occurs prior to the termination date of the agreement, the agreement will remain in effect with respect to all rights accruing as a result of the occurrence of the Change in Control.

To receive the payments and benefits for a termination in connection with a Change in Control under an agreement, participants must execute a waiver and release in favor of Penford. Participants must also agree to noncompetition and nonsolicitation provisions for a period extending beyond their termination of employment, as well as to nondisparagement and confidentiality provisions.

Under these agreements, participants, regardless of whether their employment is terminated in connection with a Change in Control, are entitled to vesting immediately prior to a Change in Control of all options and other equity-based rights and interests outstanding immediately prior to the Change in Control.

Under these agreements, participants are entitled to certain benefits if they are terminated within 24 months after a Change in Control. Participants will not be considered “terminated” for purposes of these agreements if they die, become disabled or are terminated for cause. They will, however, be considered “terminated” if they voluntarily leave Penford’s employ for certain good reasons (defined as “Good Reason” in the agreements and summarized below) and, in the case of Mr. Malkoski and Mr. Cordier, if they voluntarily terminate employment during the 30-day period beginning on the first anniversary of a Change in Control.

Upon a termination in connection with a Change in Control, participants will be eligible to receive 50% of the compensation payable to them under the agreement (referred to as the “CIC Amount”) within 30 days after their termination of employment and 50% in equal monthly installments over the compensation period, which for Messrs. Malkoski, Cordier, Kortemeyer and Randall is 30 months and for Mr. Lawlor is 24 months. The CIC Amount is the product of (a) base salary plus the participant’s Average Target Attainment Bonus (as defined in the agreements) over a specified period, times (b) 2.5 for Messrs. Malkoski, Cordier, Kortemeyer and Randall and 2.0 for Mr. Lawlor. In addition, participants receive a prorated target bonus for the year of termination and Penford will pay the cost of outplacement services for a period, which in the case of Mr. Malkoski and Mr. Cordier would be 12 months and for the other participants would be 6 months. Participants will also be entitled to continuation of certain medical, life and other benefits during the compensation period. Mr. Malkoski and Mr. Cordier are also entitled to an additional payment, if necessary, to make them whole as a result of excise and related taxes imposed by the Internal Revenue Code on change of control benefits. If such excise taxes would otherwise be applicable to other participants, such other participants would have the payments under the agreement reduced such that the aggregate present value of the payments under the agreement would not exceed one hundred dollars less than three times the participant’s base amount (generally average compensation from Penford for the preceding five years) under the Internal Revenue Code. In 2008, the agreements were amended to reflect tax law changes which will likely result in Messrs. Malkoski and Cordier not receiving the first payment of the CIC Amount until six months after their termination of employment.

A general summary of certain definitions used in the agreements follows:

“Change of Control” generally means any of the following events: (i) The Company is merged, consolidated or reorganized (“Reorganization”) with another entity and as a result of which less than 50% of the outstanding voting interests or securities of the surviving or resulting entity immediately after the Reorganization are owned in the aggregate by the former shareholders of the Company, in substantially the same proportions as their ownership before such Reorganization; (ii) The Company sells all or “Substantially All” (generally defined as exceeding 50% of the fair market value of the Company’s assets) to another entity; (iii) Any person acquires more than 40% of the outstanding voting securities of the Company; or (iv) During any 24 month period, individuals who constitute the Board of Directors of the Company at the beginning of such period cease to constitute at least a majority thereof, unless the election, or nomination for election by the Company’s shareholders, of each new director was approved (other than in connection with an actual or threatened solicitation of proxies or consents by another) by the vote of at least two-thirds of the directors then still in office who were directors of the Company at the beginning of such period.

“Good Reason” generally exists (if, after written notice by the executive to the Company and a thirty (30) day opportunity by the Company to cure during which the Company does not cure the condition): (i) The executive’s most significant duties, responsibilities or authority are reduced or diminished in other than an immaterial manner; (ii) Either (A) the executive’s base salary or target bonus are reduced by the Company, or (B) the executive’s benefits are denied or modified in a manner different than changes applicable to other executive officers, and (C) the aggregate effect of all such reductions, denials and modifications (including any increases in compensation, bonuses, or benefits) represents more than an immaterial reduction to the Executive’s overall compensation package; (iii) The Company violates the material terms of the agreement; (iv) The executive is required to relocate his principal place of employment more than 50 miles from both his principal place of employment and his principal residence; or (v) There is a liquidation, dissolution, consolidation or merger of the Company or transfer or sale of all or a substantially all of its assets, unless a successor (by merger, consolidation or otherwise) to which all or substantially all of its assets have been transferred or sold has assumed all duties and obligations of the Company under the agreement.

The following table quantifies the payments and benefits that each named executive officer would receive under the Company’s compensation programs upon various scenarios for termination of employment or a change-in-control of the Company.

2009 Potential Payments Upon Termination or Change in Control Table(1)

			Change in	Termination After
		Retirement	Control, Death	Change in Control($)
Name	Benefit	($)	or Disability ($)	(5)

Thomas D. Malkoski	Change in Control Amount(2)	—	—	3,051,096
	Tax Gross Up(3)	—	—	1,399,965
	Prorated Target Bonus	—	—	550,000
	Accelerated Vesting of Stock Options(4)	—	—	—
	Accelerated Vesting of Stock Awards(6)	—	144,900	—
	Benefit coverage continuation	—	—	39,000
	Outplacement services	—	—	25,000

		—	144,900	5,065,061

Steven O. Cordier	Change in Control Amount(2)	—	—	1,602,749
	Tax Gross Up(3)	—	—	727,413
	Prorated Target Bonus	—	—	258,750
	Accelerated Vesting of Stock Options(4)	—	—	—
	Accelerated Vesting of Stock Awards(6)	—	72,450	—
	Benefit coverage continuation	—	—	39,000
	Outplacement services	—	—	25,000

		—	72,450	2,652,912

			Change in	Termination After
		Retirement	Control, Death	Change in Control($)
Name	Benefit	($)	or Disability ($)	(5)

Timothy M. Kortemeyer	Change in Control Amount(2)	—	—	1,042,870
	Prorated Target Bonus	—	—	104,000
	Accelerated Vesting of Stock Options(4)	—	—	—
	Accelerated Vesting of Stock Awards(6)	—	48,300	—
	Benefit coverage continuation	—	—	31,200
	Outplacement services	—	—	15,000

		—	48,300	1,193,070

John R. Randall	Change in Control Amount(2)	—	—	926,594
	Prorated Target Bonus	—	—	102,000
	Accelerated Vesting of Stock Options(4)	—	—	—
	Accelerated Vesting of Stock Awards(6)	—	41,055	—
	Benefit coverage continuation	—	—	24,980
	Outplacement services	—	—	15,000

		—	41,055	1,068,574

Christopher L. Lawlor	Change in Control Amount(2)	—	—	705,391
	Prorated Target Bonus	—	—	98,000
	Accelerated Vesting of Stock Options(4)	—	—	—
	Accelerated Vesting of Stock Awards(6)	—	36,225	—
	Benefit coverage continuation	—	—	31,200
	Outplacement services	—	—	15,000

		—	36,225	849,591

(1)	Assumes termination or change of control occurred on August 31, 2009.

(2)	The Change in Control Amount is the product of (a) base salary plus the participant’s Average Target Attainment Bonus (as defined in the agreements) over a specified period, times (b) 2.5 for the named executive officers other than Mr. Lawlor and 2.0 for Mr. Lawlor.

(3)	The Company will make additional payments to Messrs. Malkoski and Cordier if an excise tax arises under Section 4999 of the Internal Revenue Code (“Code”) as a result of the Internal Revenue Service treating any payment or acceleration right as contingent upon a change of control pursuant to Section 280G of the Code. The net result of these payments will be to place the executive in the same after-tax position as if the excise tax had not been imposed.

(4)	Vesting for stock options granted pursuant to the 2006 Long-Term Incentive Plan does not accelerate upon retirement. Amounts in the “Retirement” column reflect the acceleration of vesting for stock options granted pursuant to the 1994 Stock Option Plan. Amounts in the “Change in Control, Death or Disability” and “Termination After Change in Control” column reflect the acceleration of vesting for stock options granted pursuant to the 1994 Stock Option Plan and the 2006 Long-Term Incentive Plan. Amounts are computed as the spread between the option exercise price and the closing market price of Penford common stock on August 31, 2009 times the number of unexercisable options at August 31, 2009. Since the market price of the Company’s common stock on August 31, 2009 was below the exercise price for all options granted under the Company’s plans, there is no amount shown for “Accelerated Vesting of Stock Options.”

(5)	Amounts in the column “Termination after Change in Control” reflect amounts payable to the named executive officers if terminated within two years after a change in control. Note that the acceleration of stock options occurs upon a Change in Control regardless of whether employment is terminated and such acceleration is shown in the column “Change in Control, Death or Disability.”

(6)	Vesting for stock awards granted pursuant to the 2006 Long-Term Incentive Plan does not accelerate upon retirement. Amounts are computed as the closing market price of Penford common stock on August 31, 2009 times the number of unvested awards at August 31, 2009.

Director Compensation

The following table provides compensation information for fiscal 2009 for each of the Company’s non-employee directors.

2009 Director Compensation Table

			Change in Pension
			Value and
			Nonqualified
			Deferred
	Fees Earned or	Stock Awards ($)	Compensation
Name	Paid in Cash ($)(1)(2)	(3)	Earnings ($)(2)	Total ($)

William E. Buchholz	98,500	19,975	—	118,475
Jeffrey T. Cook	88,500	19,975	—	108,475
R. Randolph Devening	87,000	19,975	—	106,975
Paul H. Hatfield	115,500	19,975	—	135,475
John C. Hunter III	93,500	19,975	1,347	114,822
Sally G. Narodick	92,000	19,975	8,125	120,100
James E. Warjone	88,500	19,975	—	108,475

(1)	Includes retainer fees and meeting fees.

(2)	Under the Penford Corporation Deferred Compensation Plan, non-employee directors may elect to defer, with interest, all or part of their director compensation. In fiscal year 2009, none of the directors elected to defer any portion of their cash compensation. Amounts reflect above-market interest on the Company’s nonqualified deferred compensation plan. Interest is credited to a participant’s account at the monthly equivalent of an annual yield that is two percentage points higher than the annual yield of the Moody’s Average Corporate Bond Yield Index for the preceding month.

(3)	On January 1, 2008 and January 1, 2009, each non-employee director received an award of 781 shares and 1,976 shares, respectively, of restricted stock under the 2006 Long-Term Incentive Plan at the last reported sale price of the stock on the preceding trading day. These shares vest on the one-year anniversary of the grant. Compensation expense for stock awards is recognized ratably over the vesting period. The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes in fiscal 2009 in accordance with ASC Topic 718. At August 31, 2009, each non-employee director had 1,976 unvested restricted shares of Penford common stock.

During fiscal 2009, as in fiscal 2008, compensation payable to non-employee directors was as follows

Cash Compensation

Base annual retainer as a director	$72,000
Additional annual retainer for Chairman of the Board of Directors	30,000
Additional annual retainer for Chair of the Audit Committee	10,000
Additional annual retainer for Chair of any other standing committee, except Executive Committee	5,000
Additional meeting fee(1)	1,500

(1)	Additional meetings fee to be paid for each Board of Directors meeting attended in excess of six meetings per fiscal year and each Committee meeting attended in excess of six meetings per fiscal year.

Equity Compensation

An annual restricted stock grant valued at $20,000 on January 1 of each year, based on the last reported sale price of the Company’s stock on the preceding trading day, in accordance with the Company’s 2006 Long-Term Incentive Plan. Restrictions lapse on the first anniversary date of the award.

The independent members of the Board have concluded that there may be instances where it will be in the best interest of the Company to ask individual directors to perform Board or Board committee services which exceed the normal expectation of service generally expected of directors and committee members. The Board has concluded that in such instances that it will be equitable and in the best interests of the Company to compensate a director at the same per diem rate then payable to directors for participation in a meeting of the Board of Directors. It is specifically intended that such compensation shall not represent any consulting, advisory, or other fee and is only intended as payment for extraordinary Board service. Accordingly, payments shall be made for such service only under the following conditions: (i) the director who is asked to perform such services does not publicly hold himself out as a consultant or advisor in the area of service being requested or regularly perform such services for compensation for entities that he or she is not affiliated with as an officer, director or owner; (ii) the special assignment relates to a matter that is under review by the Board or a committee or if pursued will require such review; (iii) the special assignment shall not involve the preparation of financial statements or work directly related to such preparation other than the review and oversight normally undertaken by the Audit Committee and the Board of Directors; (iv) the total fees paid for such services shall not exceed $60,000 in any fiscal year; and (v) the special assignment must be approved by a majority of the independent members of the Board of Directors who shall affirmatively determine that the assignment will not adversely affect the director’s independence. Any special assignment shall be reviewed no less often than annually by the Governance Committee, provided that any member of that committee shall recuse himself or herself from any review of a special assignment in which they are engaged.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Company’s Executive Compensation and Development Committee is a past or present officer or employee of the Company or any of its subsidiaries, nor has any member of the Company’s Executive Compensation and Development Committee had any relationship requiring disclosure under Item 404 of Regulation S-K as promulgated by the Securities and Exchange Commission. Likewise, none of the Company’s executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, where one of the other entity’s executive officers served on the Company’s Board or Executive Compensation and Development Committee.

TRANSACTIONS WITH RELATED PERSONS

Pursuant to its charter, the Company’s Audit Committee reviews all transactions with related persons (as defined in Item 404 of Regulation S-K as promulgated by the Securities and Exchange Commission) and resolves issues of conflict of interest. If any member of the Audit Committee is also an officer, director or an interested party of or in a corporation or other entity with which a conflict arises, that member will not participate in the deliberations or vote on any matter involving that corporation or other entity. The Audit Committee reviews each related person transaction that comes to its attention on a case-by-case basis, either in advance or when the Audit Committee becomes aware of a related person transaction that was not reviewed and approved in advance.

The Company’s written Code of Business Conduct and Ethics provides that directors and employees are expected to avoid situations and relationships that involve actual or potential conflicts of interest and to fully disclose to the Company those conflicts of interest that cannot be avoided. The Code of Business Conduct and Ethics notes that a “conflict of interest” exists when private interest interferes in any way with the interests of the Company or makes it difficult for the director or employee to perform work for the Company objectively and effectively. Directors and employees are required to avoid any personal activity, investment or association with the Company’s competitors, customers, suppliers and other third parties that could appear to interfere with the director’s or employee’s judgment concerning the Company’s best interests and they must never exploit their position or relationship with the Company for personal gain.

The Company has not adopted a separate written policy or procedures governing its approval of transactions with related persons beyond that which is set forth in the Audit Committee charter and the Code of Business Conduct and Ethics.

The Company is not aware of any transaction since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any of the Company’s officers, directors or nominees or any holder of 5% of the Company’s common stock or their immediate family members had or will have a direct or indirect material interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The federal securities laws require the Company’s directors and executive officers, and persons who own more than ten percent (10%) of the Company’s common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of any securities of the Company.

Based solely on its review of copies of such reports received by it and written representations from certain persons that no other reports were required for those persons, the Company believes that all filing requirements applicable to its officers, directors and greater than 10% shareholders were complied with for the fiscal year ended August 31, 2009.

SHAREHOLDER PROPOSALS

Shareholder proposals that are (a) intended for inclusion in next year’s proxy statement, or (b) to be presented at next year’s Annual Meeting of Shareholders without inclusion in the Company’s proxy materials, must be directed to the Corporate Secretary at Penford Corporation, 7094 South Revere Parkway, Centennial, CO 80112, and must be received by August 22, 2010. Any shareholder proposal for next year’s Annual Meeting submitted after August 22, 2010 will not be considered filed on a timely basis with the Company. For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided (1) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion; and (2) the proponent does not deliver a proxy statement and form of proxy to the Company’s shareholders pursuant to the procedures specified under the applicable rules and regulations.

SOLICITATION OF PROXIES

The proxy card accompanying this proxy statement is solicited by the Board of Directors. Proxies may be solicited by officers, directors, and other employees of the Company, none of whom will receive any additional compensation for their services. Representatives of Mellon Investor Services LLC also may solicit proxies as a part of the services they provide for the Company and the Company is paying approximately $6,000 for these solicitation services. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile, or messenger. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All costs of soliciting proxies will be paid by the Company.

VOTING TABULATION

Votes Required

Under the Washington Business Corporation Act, the Company’s directors are elected by a plurality of the votes represented in person or by proxy at the meeting. The candidates for directors who are elected are those candidates receiving the largest number of affirmative (for) votes cast by the shares entitled to vote in the election, up to the number of directors to be elected. The proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm will be approved if it receives the affirmative (for) vote of a majority of the total votes cast on the proposal. Votes cast by proxy or in person at the meeting will be tabulated by BNY Mellon Shareowner Services, the stock transfer agent designated by the Company. A majority of the shares eligible to vote must be present in person at the Annual Meeting of Shareholders or represented by proxy to provide a quorum so that action may be taken.

Effect of an Abstention and Broker Non-Votes

A shareholder who returns a proxy but abstains from voting on any or all proposals and broker non-votes (shares held by brokers or nominees that are represented at a meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be included in the number of shareholders present at the meeting for the purpose of determining the presence of a quorum. Abstentions and broker non-votes will not be counted either in favor of or against the election of the nominees.

Under the rules of the National Association of Securities Dealers, brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to certain routine matters, such as the ratification of the selection of the independent registered public accounting firm, by their clients may vote their client’s shares in their own discretion. Banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on the election of directors and non-routine proposals. In the event that a broker, bank, custodian, nominee or other record holder of Penford Corporation common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, referred to as a “broker non-vote,” then those shares will not be voted with respect to that matter.

Please note that this year the rules that guide how brokers may vote a shareholder’s shares have changed. Brokers may no longer vote a shareholder’s shares on the election of directors in the absence of specific instructions from the shareholder as to how to vote. Shareholders are requested to please vote their proxy so that their vote can be counted.

INTERNET VOTING

The Company is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded

ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the most recent fiscal year is included in the Company’s Annual Report to Shareholders that accompanies this proxy statement. The Company will furnish without charge, upon the written request of any person who is a shareholder or a beneficial owner of shares of common stock, a copy of the Annual Report on Form 10-K filed with the Securities and Exchange Commission for its most recent fiscal year, including financial statement schedules but not including exhibits. Requests should be directed to the Corporate Secretary at Penford Corporation, 7094 South Revere Parkway, Centennial, CO 80112.

HOUSEHOLDING

Intermediaries such as brokers are permitted to satisfy delivery requirements for proxy materials with respect to multiple shareholders that share the same last name and address by delivering a single proxy statement addressed to those shareholders. This process is known as “householding.” Shareholders who do not wish to participate in householding and would prefer to receive separate proxy material, or shareholders who receive multiple copies of the proxy material and wish to receive only one, should notify their broker. The Company does not household proxy material for shareholders of record. If a shareholder of record wishes to participate in householding, contact Investor Relations, Penford Corporation, 7094 S. Revere Parkway, Centennial, CO 80112.

OTHER MATTERS

The Company is not aware of any other business to be acted upon at the meeting. If other business requiring a vote of the shareholders should come before the meeting, the holders of the proxies will vote in accordance with their best judgment.

December 21, 2009

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

PENFORD CORPORATION	INTERNET http://www.proxyvoting.com/penx Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
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▼ FOLD AND DETACH HERE ▼

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1 AND “FOR” ITEM 2.

Please mark your votes as indicated in this example	☒
Item 1.     ELECTION OF DIRECTORS

	FOR	WITHHOLD	*EXCEPTIONS		FOR	AGAINST	ABSTAIN
Nominees	ALL	FOR ALL		2. Proposal to ratify the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm.	☐	☐	☐
01 Jeffrey T. Cook	☐	☐	☐
02 Thomas D. Malkoski
03 Sally G. Narodick

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

The undersigned acknowledges receipt of the Notice of said Annual Meeting and the accompanying Proxy Statement and Annual Report.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
*Exceptions

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date	, 2009

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Penford Corporation account online.
Access your Penford Corporation account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Penford Corporation, now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting to be held on January 26, 2010. The Proxy Statement and the 2009 Annual Report are available at: http://www.penx.com/investor/annualreport.asp
▼ FOLD AND DETACH HERE ▼

PROXY
PENFORD CORPORATION
Annual Meeting of Shareholders – January 26, 2010
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
          The undersigned hereby appoints Thomas D. Malkoski, Steven O. Cordier and Christopher L. Lawlor, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Penford Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held January 26, 2010, or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.
     THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTIONS ARE INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.

Address Change/Comments	BNY MELLON SHAREOWNER SERVICES
(Mark the corresponding box on the reverse side)	P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)
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